Exhibit 99.2

Social Life Network (OTC: WDLF) Files $5,000,000 Complaint in The United States District Court for the Southern District of Florida

LOS ANGELES, CA / April 9, 2021 / Social Life Network, Inc. (OTC: WDLF), announces today that it has filed a $5,000,000 complaint against a convertible debt funder for multiple alleged violations of Federal Securities Laws.

Shareholders can review the complaint at this link: https://ecf.flsd.uscourts.gov/doc1/051123235625

“Our management team is sending a clear message that we are not going to sit back and allow the [alleged] illegal trading activities referenced in the complaint to damage our shareholders,” said CEO Ken Tapp. “Our board is in unanimous agreement to support our litigation team 100% with any resources it requires and to identify and pursue participants in illegal trading activity of our stock, which injures small retail shareholders supporting the growth of companies like our own.”

About Social Life Network, Inc.

Social Life Network is a Technology Business Incubator (TBI) that, through individual licensing agreements, provides tech start-ups with seed technology development, legal and executive leadership, making it easier for start-up founders to focus on raising capital, perfecting their business model, and growing their network user-ship. Our seed technology is an artificial intelligence (“AI”) powered social network and Ecommerce platform that leverages blockchain technology to increase speed, security and accuracy on the niche social networks that we license to the companies in our TBI. Since the launch of the company in January of 2013, the Company has launched niche industry social networks to service the millions of business professionals and consumers in the residential real estate industry, the legal global cannabis industry, sports verticals including racket sports, golf, cycling, soccer, space exploration, auto racing, travel, hunting, fishing and camping. The Company operates in part, like a publicly traded tech incubator, and retains ownership in each licensee through stock and options ownership when they reach a contracted user ship growth, outlined in their licensing contracts. This allows the Company to minimize its expenses and exposure to failed startups licensees that use its platform.

For more information, visit our website @ www.SocialNetwork.ai

Watch our latest shareholder update podcasts @ www.SocialNetwork.ai/podcast

SAFE HARBOR & DISCLAIMER

This information does not constitute an offer to sell or a solicitation of an offer to buy securities or assets of Social Life Network, Inc. All information presented herein with respect to the existing business and the historical operating results of Social Life Network (“the Company”) and estimates and projections as to future operations are based on materials prepared by the management of the Company and involve significant elements of subjective judgment and analysis which may or may not be correct. While the information provided herein is believed to be accurate and reliable, the Company makes no representations or warranties, expressed or implied, as to the accuracy or completeness of such information. In furnishing this information, the Company reserves the right to amend or replace some or all of the information herein at any time and undertakes no obligation to provide the recipient with access to any additional information. Nothing contained herein is or should be relied upon as a promise or representation as to the future. No information in this press release should be construed as an indication of our future revenues, results of operations or stock price.

Todd Markey

Investor Relations

Social Life Network, Inc.

ir@socialnetwork.ai

1-855-933-3277